EXHIBIT 99.1

For Release: November 20, 2008	Contact: Thomas P. McCarthy (800) 458-2235
FreightCar America Announces Court Approval of Settlement
Chicago, IL, November 20, 2008 – FreightCar America, Inc. (NASDAQ: RAIL) today announced that the settlement in the Sowers/Hayden class action litigation has received court approval. The Company’s previously-announced global settlement relating to its Johnstown, Pennsylvania manufacturing facility was conditioned on court approval of this class action settlement. In a ruling released yesterday, the U.S. District Court in Johnstown held that the class action settlement is “fair, reasonable, adequate and in the best interest of the Class Members.”
The global settlement resolves all pending legal disputes relating to the Company’s Johnstown facility and its workforce. The Company had previously stated that the labor costs at the facility were significantly higher than at its other facilities. Responding to a downturn in the railcar industry, the Company attempted to agree with the local union on a reduction in labor costs, but those efforts were not successful. The Company accordingly announced in December 2007 a decision to close the Johnstown facility. Thomas P. McCarthy, the Company’s Senior Vice President, Human Resources, stated, “Our decision to close the Johnstown plant was not based on pension costs. That said, we need to put these disputes behind us. This settlement is in the best interests of our shareholders and we believe that its terms are fair to all parties.”
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating
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costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.
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